Table of Contents

Exhibit 2.4

RESTATED AGREEMENT FOR
ISSUE OF WARRANTS ON COMMON SHARES OF
PAMPA ENERGÍA S.A.

issued by

Pampa Energía S.A.

to

Damián Miguel Mindlin

April 16, 2009

This Restated Agreement (as defined below) is entered into between PAMPA ENERGIA S.A., a corporation regularly organized and existing under the laws of the Republic of Argentina (the “Company”), authorized to offer its shares to the public in accordance with the provisions of law 17,811, as amended and supplemented, including decree 677/2001 (the “Public Offering Law”), represented hereat by Diego Martín Salaverri, as resolved by the Ordinary and Extraordinary Shareholders Meeting held on April 8, 2009; and Damian Miguel Mindlin (the “Manager”), subject to the terms and conditions described below (the “Restated Agreement”):

RECITALS

A) WHEREAS, on September 27, 2006, the Company executed with the Manager and Messrs. Marcos Marcelo Mindlin, Gustavo Mariani and Ricardo Alejandro Torres (jointly, the “Managers”) an agreement (the “Opportunities Assignment Agreement”), as amended by an agreement dated September 28, 2007 (the “First Amendment to the Opportunities Assignment Agreement”), whereby the Managers are obliged to assign to the Company on a preferential basis, any investment opportunities identified by all or any of the Managers in companies or assets in the energy market, including electricity, gas, hydrocarbons and alternative energy sources, throughout their whole production and commercialization stages, including generation, exploitation, transportation, distribution and commercialization, both in the Republic of Argentina and abroad, including co-investments and interests in investments together with other Persons, which are within the Company’s financial possibilities (the “Investment Opportunities”);

B) WHEREAS, as agreed upon in the Opportunities Assignment Agreement and as sole consideration for the obligation to assign the Investment Opportunities on a preferential basis, on September 27, 2006 the Company executed with each of the Managers an agreement for the issue of warrants on common shares to be issued by the Company, in accordance with the provisions of Section 67 of the Public Offering Law (jointly, the “Warrant Agreements”, and the issue agreement executed with the Manager, the “Agreement”), which where subsequently amended by the amendments dated September 28, 2007 (the “First Amendment to the Warrant Agreements”) and June 6, 2008 (the “Second Amendment to the Warrant Agreements”) in order to: (i) reduce the Managers’ rights under the Warrants; and (ii) provide that the twenty percent (20%) limitation on the transfer of any warrants that are not Vested Warrants to Assignees of Non-Vested Warrants (as such term is defined in Section 10.2) shall not be applicable in connection with any artificial person wholly controlled (100%) by a Manager;

C) WHEREAS, the Warrants shall represent value for the Managers only if the listing price of the Company’s shares increases, as compared to the issue price of the shares resulting from the first placement of shares made under the capital increase for up to $ 900,000,000 (the “Capital Increase”) resolved upon by the ordinary and extraordinary shareholders’ meeting dated June 16, 2006 (the “Ordinary and Extraordinary Shareholders’ Meeting”) and those resulting from any future capital increase, as compared to their subscription price. Therefore, the exercise of the Warrants shall only represent a profit for the Managers if there is an effective appreciation of the Company’s shares and consequently, a capital gain for the shareholders. Otherwise, there would be no financial motivation for the exercise of the Warrants, for which reason the issuance of Warrants also serves to efficiently align the interests of the Managers with those of the Company and its shareholders, as their value is directly related to the positive evolution of the Company’s shares in the stock markets (as they shall inherently contemplate the potential issue of shares in exercise of the Warrants);

D) WHEREAS, at the Ordinary and Extraordinary Shareholders’ Meeting it was resolved: (i) to approve the issue of three series of Warrants, each of which shall entitle to subscribe for one third of the total number of shares issuable under the Warrants, and shall vest as from the first, second and third year, respectively, counted as from September 27, 2006 (the “Issue Date”); (ii) to approve the relevant stock capital increase resulting from the exercise of Warrants, under the terms of Section 67 of the Public Offering Law and Section 17 and related provisions of law 23,576, as amended and regulated (the “Negotiable Obligations Law”); and (iii) to limit the exercise of the shareholders’ preemptive right to subscribe for the Warrants (Section 12, Negotiable Obligations Law);

E) WHEREAS, the Argentine Securities Commission, under resolution No. 15,447 dated August 17, 2006, approved the issue of Warrants under the terms and subject to adjustment as set forth herein and conditioned to the satisfaction of certain requirements therein set forth. Such requirements were deemed satisfied by the Argentine Securities Commission on September 1, 2006. Subsequently, under resolution No. 15,810 dated December 27, 2007 the Argentine Securities Commission authorized the public offering of 127,182,855 common shares relating to the Series I Warrants, and under resolution 16,057 dated January 21, 2009 the Argentine Securities Commission authorized the public offering of 127,182,855 common shares relating to the Series II Warrants;

F) WHEREAS, on the date hereof the Company executed with the Managers a further amendment to the Opportunities Assignment Agreement (the “Second Amendment to the Opportunities Assignment Agreement”), whereby the agreement’s effective term was extended to September 27, 2014;

G) WHEREAS, as a result of the execution of the Second Amendment to the Opportunities Assignment Agreement, on the date hereof the Company executed with each of the Managers a third amendment to the Warrant Agreements (the “Third Amendment to the Warrant Agreements” and, together with the First Amendment to the Warrant Agreements and the Second Amendment to the Warrant Agreements, the “Amendments to the Warrant Agreements”), whereby certain changes were made to the terms of the Warrant Agreements;

I) WHEREAS, following the issue of the Audit Committee’s unqualified opinion the proposed amendments were approved by the Company’s Ordinary and Extraordinary Shareholders’ Meeting held on April 8, 2009;

NOW, THEREFORE, in consideration of the foregoing, the Company and the Manager hereby enter into this Restated Agreement, which contains the original text of the Agreement as amended by the Amendments to the Warrant Agreements:

ARTICLE ONE
INTERPRETATION

Section 1.1. Whenever used in initial capitalized form the following terms shall have the meanings given to them below, unless otherwise specified herein and/or required by the context and/or unless the use of such capitalized form exclusively relates to the fact that such term is placed at the beginning of a sentence and/or is a proper name.

Section 1.2. For purposes hereof, and unless otherwise specified and/or required by the context: (i) all terms defined herein include the plural and singular form; (ii) the terms “herein”, “hereof,” “hereunder” and similar terms refer to this Restated Agreement as a whole and not to an individual Section or other subdivision hereof; (iii) references to any particular Section refer to the relevant Section of the Agreement; (iv) the terms defined herein shall have the meaning assigned to them herein whenever used in any other document delivered in accordance herewith, unless otherwise specified; (v) the terms “inclusive”, “including” and similar expressions shall mean “including without limitation” unless otherwise specified; (vi) references to any person include its permitted successors; and (vii) Article and Section headings are included for ease of reference only and shall in no manner affect the meaning and/or the interpretation of the provisions hereof.

ARTICLE TWO
DEFINITIONS

Section 2.1. Defined Terms. Whenever used herein, the following terms and expressions shall have the meanings assigned to them below:

“Share” shall have the meaning assigned to it in Section 3.1.

“Underlying Bonus Shares” shall have the meaning assigned to it in Section 7.2.

“Bonus Shares” shall have the meaning assigned to it in Section 7.2.

“Reorganization Shares” shall have the meaning assigned to it in Section 7.4.

“Amendments to the Warrant Agreements” shall have the meaning assigned to it in the recitals hereof.

“Affiliate” shall mean any Person(s) that is(are) Controlled by, Controlling of or subject to common Control with, the holder or Person specified as such. The terms “Control”, “Controlled”, “Controlling” or “subject to common Control” mean the possession by another Person, either directly or indirectly, through ownership of stock capital, by agreement or otherwise, of the power to appoint the majority of and/or to remove one or more members of the board of directors or other management body of such Person or to otherwise control or have the power to direct or cause the direction of the management and policies of such Person.

“Registrar” shall have the meaning assigned to it in Section 3.4.

“Ordinary and Extraordinary Shareholders’ Meeting” shall have the meaning assigned to it in the recitals hereof.

“Capital Increase” shall have the meaning assigned to it in the recitals hereof.

“Absence” shall mean, in connection with the Manager, absence with presumption of death as ruled by law 14,394, or absence caused by forced disappearance or another criminal event that implies the illegitimate deprivation of the Manager’s freedom for a term of more than one year.

“Caja de Valores” shall mean Caja de Valores S.A.

“Stock Capital” shall mean the Company’s stock capital, amounting to $ 1,526,194,242, which shall be increased by the par value of the Bonus Shares to be issued during the term of the Warrants.

“Certificate of Adjustment” shall have the meaning assigned to it in Section 7.9.

“Assignees of Non-Vested Warrants” shall have the meaning assigned to it in Section 10.2.

“Agreement” shall have the meaning assigned to it in the recitals hereof.

“Warrant Agreements” shall have the meaning assigned to it in the recitals hereof.

“Opportunities Assignment Agreement” shall have the meaning assigned to it in the recitals hereof.

“Appraisal Right” shall have the meaning assigned to it in Section 3.2.

“Management” shall mean the Managers’ capacity to direct the Company’s management policies.

“Dividend Distribution” shall have the meaning assigned to it in Section 7.7.

“Dollars” or “US$” shall mean the legal tender of the United States of America.

“Manager” shall have the meaning assigned to it in the introduction hereof.

“Managers” shall have the meaning assigned to it in the recitals hereof.

“Issue of Warrants” shall mean the issuance of the Warrants made as consideration for the obligation to assign investment opportunities assumed by the Managers under the Opportunities Assignment Agreement.

“Vesting Date” shall have the meaning assigned to it in Section 4.1.

“Issue Date” shall have the meaning assigned to it in the recitals hereof.

“Negotiable Obligations Law” shall have the meaning assigned to it in the recitals hereof.

“Public Offering Law” shall have the meaning assigned to it in the introduction hereof.

“Companies Law” shall mean law 19,550, as amended and supplemented, and any other laws that may replace it in the future.

“Exercise Notice” shall have the meaning assigned to it in Section 4.4.

“New Managers” shall mean any persons who join the Company as Board members or who, despite not being Board members, discharge management duties for the Company.

“Warrants” means any warrant on common shares of the Company of any Series issued under the Issue of Warrants.

“Manager’s Warrants” shall have the meaning assigned to it in Section 3.1.

“Vested Warrants” shall have the meaning assigned to it in Section 4.3.

“Reorganization Warrants” shall have the meaning assigned to it in Section 7.4.

“Investment Opportunities” shall have the meaning assigned to it in the recitals hereof.

“Parties” shall have the meaning assigned to it in the recitals hereof.

“Effective Term” shall have the meaning assigned to it in Section 4.1.

“Person” shall mean any physical or artificial person, association, company, non-profit organization, foundation, consortium, trust, joint venture, investment fund, governmental agency or any other form of organization or entity in any jurisdiction.

“Pesos” or“$” shall mean the legal tender of the Republic of Argentina.

“Exercise Price” shall have the meaning assigned to it in Section 5.1.

“Market Price” shall mean the weighted average listing price of the Company’s shares during the 60 trading days immediately preceding the Company’s fiscal year closing date.

“Appraisal Price” shall have the meaning assigned to it in Section 3.2.

“Price per Share” shall mean the issue price per share, including expenses, commissions, issue premium, etc.

“First Amendment to the Warrant Agreements” shall have the meaning assigned to it in the recitals hereof.

“First Amendment to the Opportunities Assignment Agreement” shall have the meaning assigned to it in the recitals hereof.

“Register of Warrants” shall have the meaning assigned to it in Section 3.4.

“Removal for Cause” shall mean removal from the position of regular director of the Company grounded on violation of the law or the Company’s bylaws or regulations.

“Reorganization” shall have the meaning assigned to it in Section 7.4.

“Restriction” shall have the meaning assigned to it in the recitals hereof.

“Second Amendment to the Warrant Agreements” shall have the meaning assigned to it in the recitals hereof.

“Second Amendment to the Opportunities Assignment Agreement” shall have the meaning assigned to it in the recitals hereof.

“Series” shall mean each group of Warrants distinguished by the Vesting Date set for it.

“Company” shall have the meaning assigned to it in the introduction hereof.

“Acceleration Events” shall have the meaning assigned to it in Section 4.2.

“Third Amendment to the Warrant Agreements” shall have the meaning assigned to it in the recitals hereof.

“Restated Agreement” shall have the meaning assigned to it in the introduction hereof.

ARTICLE THREE
SUBJECT MATTER. ISSUE OF WARRANTS

Section 3.1. Warrants. A) Subject to the terms and conditions hereof and as consideration for the obligations assumed by the Manager under the Opportunities Assignment Agreement, the Company issued originally and as a result of certain adjustments made as of the date hereof, in favor of the Manager, and the Manager has acquired, 52,462,928 Warrants (the “Manager’s Warrants”), which entitle to subscribe for and acquire an equal number of common shares of the Company (each, a “Share”), divided into three Series, as set forth in the table contained in paragraph B hereof, so that the Manager’s Warrants shall at all times entitle to acquire a number of shares equivalent to 2.75% of the Company’s Stock Capital, taking into account the shares that may be issued as a result of the exercise of all the outstanding Warrants.

B) As of the date hereof, the number of the Manager’s Warrants and the Exercise Price of each of them are as follows:

	Series I	Series II	Series III

Number of Warrants	17,487,642	17,487,643	17,487,643

Exercise Price	US$ 0.27	US$ 0.27	US$ 0.27

Section 3.2. Rights of the Warrants. A) Subscription Right: Subject to the terms and conditions hereof and the payment of the Exercise Price, adjusted as set forth in accordance with Article Seven, each Warrant shall entitle its holder to subscribe for one Share. The Warrants may be exercised by their holders in whole or in part and in successive opportunities until their full exercise, in which case such right may be exercised over the non-exercised Warrants. Once exercised in full, the Warrants shall expire.

B) Appraisal Right: In case of a shareholders’ resolution that involves any of the events which under Section 245 of the Companies Law entitle the Company’s shareholders to exercise their appraisal right (the “Appraisal Right”), if the Managers were not in charge of the Company’s management and if neither them nor their Affiliates shall have approved such shareholder resolution or, if approved, if their aggregate vote shall not have been determinant for adopting the relevant shareholder resolution, the holders of Warrants may, in respect of the Underlying Shares acquired by them upon exercise of the Warrants, exercise the Appraisal Right under the conditions set forth in Section 245 of the Companies Law, always provided that: (i) the term for exercising the Appraisal Right shall expire 30 days after the adjournment of the relevant shareholders’ meeting; and (ii) the price per share to be received by the party who exercises the Appraisal Right shall be equal to the price received by the Company’s shareholders who exercised the Appraisal Right (the “Appraisal Price”). The Company shall give notice to the Registrar and the holders of Warrants of the occurrence of any event that entitles to the exercise of the Appraisal Right within 3 days following the adjournment of the relevant shareholders’ meeting.

Section 3.3. Capacity as Shareholder of the Company. Except for the rights expressly acknowledged hereunder, the Warrants shall not entitle their holders to any of the rights inherent to the capacity as shareholder of the Company, including voting rights, the right to request reports and/or notice of shareholders’ meetings and the right to dividends or distributions of any kind.

Section 3.4. Register of Warrants. A) Register of Warrants: The Warrants shall be registered in accounts kept in the name of their holders in a register of Warrants to be maintained by Caja de Valores (the “Register of Warrants”) or whoever is designated by the Company in the future, including the Company (the “Registrar”).

B) Contents of the Register of Warrants: the Register of Warrants shall contain all such annotations made by Caja de Valores in connection with securities with similar features to the Warrants.

C) Presumptions. Liability: The capacity as holder of Warrants is presumed by the entries made in the accounts opened in Register of Warrants. Notwithstanding the foregoing, the holders of Warrants shall be entitled to cause the Registrar to deliver to them, at their expense and at any time, an ownership certificate containing the information entered in the Register of Warrants. The Company shall in all cases be liable vis-à-vis the Manager and his successors for any mistakes and irregularities in the accounts, notwithstanding the Registrar’s liability therefor.

D) Representation of Warrants: Pending the implementation of the Register of Warrants by the Registrar, this Agreement shall constitute sole and sufficient title representing the Warrants issued thereunder.

ARTICLE FOUR
EXERCISE OF WARRANTS

Section 4.1. Vesting Date and Effective Term. The Warrants under Series I, Series II and Series III may be exercised by fifths as from September 28, 2010, September 28, 2011, September 28, 2012, September 28, 2013, and September 28, 2014 (the “Vesting Date”) and they shall continue in effect for a term of fifteen years counted as from the Issue Date (the “Effective Term”). Upon expiration of the Effective Term without the Warrants having been exercised under the terms hereof, the Warrants shall expire.

Section 4.2. Special Events. Notwithstanding the foregoing, the Manager’s Warrants may be exercised before the Vesting Date upon the occurrence of any of the following events (the “Acceleration Events”): (i) if for any reason beyond the Managers’ control, the Managers cease to conduct the Company’s Management, provided that their Removal for Cause shall not be deemed to be a cause beyond to the Managers’ control, (ii) removal of the Manager from his position as director of the Company for no cause; (iii) early dissolution and liquidation of the Company; and (iv) default by the Company of its obligations hereunder.

Section 4.3. Vested Warrants. Upon verifying the occurrence of any of the Acceleration Events and/or as from the Vesting Date, in both cases subject to the provisions of Article Six, the Manager’s Warrants shall be exercisable, either fully or in part, during the whole Effective Term (the “Vested Warrants”).

Section 4.4. Procedure for Exercise of Warrants. The Warrants may be exercised by their holders by following the procedure described below.

A) Exercise Notice of Warrants: In order to exercise the Vested Warrants, its holder shall deliver to the Company, with copy to the Registrar, as applicable, a notice in the form of the notice contained in Exhibit 1 hereof (the “Exercise Notice”).

B) Delivery of Shares: Upon receipt of the Exercise Notice and against effective payment of the Exercise Price, upon resolution of the Board of Directors, the Company shall, within the following 15 calendar days, issue the relevant number of shares and give notice thereof to the Registrar, instructing it to credit those shares in the accounts designated by the person who exercised the related Warrants.

Section 4.5. Lack of Exercise. It is expressly agreed that lack of exercise of the Warrants by its holder shall not give rise to any liability of the holder towards the Company.

ARTICLE FIVE
PRICE

Section 5.1. Exercise Price. Each Warrant shall entitle its holder to subscribe for and acquire one Share at the relevant exercise price (the “Exercise Price”) set forth in the table of Section 3.1 “B)”, which shall be subject to adjustment as set forth in Article Seven.

Section 5.2. Payment Method and Opportunity. Payment of the Exercise Price shall be made by wire transfer to the account designated by the Company and notified in writing to the relevant holder upon service by the latter of the Exercise Notice, within 2 days following such Exercise Notice. The Exercise Price may be paid in Dollars or in its equivalent Peso amount at the seller’s exchange rate reported by Banco de la Nación Argentina at the closing of the day immediately preceding the payment date.

ARTICLE SIX
CONDITION PRECEDENT TO THE VESTING
OF THE MANAGER’S WARRANTS

Section 6.1. Conditions Precedent to the Vesting of the Warrants. The Manager’s Warrants under each Series shall vest, on the respective Vesting Date or before such date upon the occurrence of one or more Acceleration Events, subject to the provisions of Section 6.3, upon the fulfillment of all the following conditions precedent:

A) the Managers shall represent and warrant by notice to the Company that they are holders, directly or indirectly, through any affiliated vehicles, of at least 45 million shares of the Company, computing to such effect the shares directly or indirectly acquired by the Managers upon exercise of the Warrants. If such requirement shall not have been met by the Managers from the Vesting Date until the seventh business day thereafter, the Manager’s Warrants that are not Vested Warrants shall expire, unless the Manager represents and warrants by notice to the Company that it is holder, directly or indirectly through any affiliated vehicles, of at least a number of shares of the Company that represents 9% of 45 million shares of the Company, to which end any shares acquired by the Manager upon exercise of the Warrants shall be computed. For purposes of this definition, affiliated vehicles shall mean those entities in respect of which the Managers directly or indirectly hold at least fifty percent (50%) of the stock capital.

B) the Company’s Audit Committee shall have verified the absence of any material default of the Manager’s obligations under the Opportunities Assignment Agreement, to which effect the Managers shall abstain from taking part in the debate. If a material default of the Manager’s obligations were proved to exist, the Manager’s Warrants that are not Vested Warrants shall expire; unless such default is cured in accordance with the provisions of the Opportunities Assignment Agreement, and such expiration shall be immediately notified to the Registrar.

Section 6.2. Event of Default. Upon expiration of any of the Warrants due to the non-satisfaction of the conditions precedent to their Vesting, the Manager’s Warrants that continue in effect, whether vested or not, shall be adjusted so that the number of Shares and/or Underlying Shares to which each Series of the Manager’s Warrants shall entitle to subscribe for, represents one third of 2.75% of the Stock Capital including all the Shares and/or Underlying Bonus Shares corresponding to all the Warrants that have not expired.

Section 6.3. Conditions Precedent upon an Acceleration Event. The failure to satisfy the conditions precedent set forth in Section 6.1. before the respective Vesting Dates, upon the occurrence of an Acceleration Event, shall not imply the expiration of the Manager’s Warrants that have not become Vested Warrants as of such date.

ARTICLE SEVEN
ADJUSTMENTS

Section 7.1. Adjustments. Both the Exercise Price and the number of shares to be subscribed upon exercise of the Warrants issued hereunder shall be subject to adjustment as set forth below, in order to preserve the value of the Warrants and ensure that they entitle to acquire at all times a number of shares equivalent to 2.75% of the Company’s Stock Capital, taking into account the shares that may be issued as a result of the exercise of all the Warrants.

Section 7.2. Adjustment upon Stock Dividends or Capitalization of Reserves. A) Adjustment in the number of shares to be acquired: if at any time as from the Issue Date the Company issues or resolves to issue shares as a result of stock dividend distributions, change in the shares’ par value, capitalization of reserves, profits, accounting adjustments or other on-balance sheet special funds and other corporate transactions whereby bonus shares (the “Bonus Shares”) are delivered, each Warrant shall entitle to acquire, in addition to one Share, the number of Bonus Shares (the “Underlying Bonus Shares”) which the holder of the relevant Warrants would have been entitled to receive if, since the Issue Date and on each issue date of Bonus Shares, it had been holder of record of: (i) the Share; and (ii) all the Bonus Shares it would have been entitled to subscribe for as of each issue as a result of this Section 7.2.

B) Adjustment in the Exercise Price upon Issue of Bonus Shares: In each opportunity that the Company issues Bonus Shares in accordance with the provisions of paragraph “A)” above, the Warrants’ Exercise Price shall be reduced to the price that results from multiplying the Exercise Price in effect immediately before the issuance of the Bonus Shares, by the quotient that results from dividing: (i) the number of shares issued and outstanding immediately before the issue of the Bonus Shares, by (ii) the number of shares issued and outstanding after the issue of the Bonus Shares.

Section 7.3. Adjustment upon Issue of New Shares. This Section was repealed by the First Amendment.

Section 7.4. Adjustment upon Corporate Reorganization. Notwithstanding the provisions of Sections 3.2. “B)” and 4.2. , if at any time as from the Issue Date any of the following events shall occur, the adjustments set forth in this Section shall become applicable.

A.1) Adjustment in the number of shares purchasable upon a merger event in which the Company is the merging company: This paragraph was repealed by the First Amendment.

A.2) Exercise Price of Additional Shares upon a merger event in which the Company is the merging company: This paragraph was repealed by the First Amendment.

B.1) Other Kinds of Reorganization: If at any time as from the Issue Date the Company resolves: (i) to merge with or into another company in order to form a new company; (ii) to 9 allocate a portion of its assets to merge it with one or more companies, or (iii) to dissolve itself without liquidation in order to allocate all its assets to form other new companies (a “Reorganization”), each holder of Warrants shall be alternatively empowered to: (a) exercise the Warrants and receive in exchange a number of shares of the merging company, spun-off companies or company resulting from the merger equal to that which results from applying the exchange ratio set forth in the Reorganization in respect of the Underlying Shares acquired upon exercise of the Warrants (the “Reorganization Shares”); or (b) receive warrants on the Reorganization Shares, which shall be issued by the merging company, spun-off companies or company resulting from the merger, under the same terms and conditions of issue as those contained herein (the “Reorganization Warrants”).

B.2) Warrants’ Exercise Price upon (i) Exchange for Reorganization Shares; and (ii) Exchange for Reorganization Warrants: If a Reorganization is resolved upon as provided for in paragraph “B.1)” above:

A) in the event set forth in “(a)” above, the Warrants’ Exercise Price shall be adjusted to the sum that results from deducting from such Exercise Price the value of the option conferred by the Warrants, as determined by an internationally recognized investment bank.

B) the exercise price of the Reorganization Warrants shall be equal to the Exercise Price in effect as of the Reorganization date proportionally adjusted by the exchange ratio established for the exchange of shares of the Company for shares of the merging company, spun-off companies or company resulting from the merger, as applicable, to be issued as a result of the Reorganization.

Section 7.5. Reclassification, etc. If at any time during the Effective Term the Company changes, through a reclassification of securities or otherwise, any of the securities purchasable hereunder into the same or a different number of securities of any other class or classes, as from that moment each Warrant shall entitle to acquire the same number and class of securities that would have been issued as a result of such change with respect to the securities purchasable hereunder immediately before such reclassification or other change, and the Exercise Price shall be proportionally adjusted accordingly.

Section 7.6. Stock Division, Subdivision or Combination. If at any time as from the Issue Date the Company divides, subdivides or combines the shares, the Exercise Price then in effect shall be proportionally reduced in the case of division or subdivision, and proportionally increased in case of combination.

Section 7.7. Adjustment upon Dividend Distribution. If in any fiscal year the Company shall distribute dividends on an early date and/or at the time set forth in Section 234 in fine of the Companies Law, in cash or in kind (excluding the distribution of dividends in Bonus Shares) (the “Dividend Distribution”), which in the aggregate and in the respective fiscal year exceed with respect to each share five percent (5%) of the Market Price corresponding to such fiscal year, the Exercise Price and/or the Subscription Price of the Additional Underlying Shares shall be proportionally reduced by the percentage by which the Dividend Distribution exceeds such five percent (5%) of the Market Price.

Section 7.8. Adjustment upon Acceleration. If an Acceleration Event shall occur at any time as from the Issue Date, even if it occurs after the respective Vesting Dates, each holder of Warrants shall be alternatively entitled to: (i) exercise the Warrants within 30 days following the occurrence of the Acceleration Event and receive the Underlying Shares acquired upon exercise of the Warrants; or (ii) maintain the Vested Warrants. If upon the occurrence of an Acceleration Event the holder of Warrants decides to exercise the Warrants within the term set forth in paragraph “(i)” above, the Exercise Price then in effect shall be adjusted to the sum that results from deducting the value of the option conferred by the Warrants, as determined by an internationally recognized investment bank.

Section 7.9. Certification of Adjustments. In all cases in which any of the adjustments set forth in this Article should be made, the Company’s Board of Directors shall, with the abstention of the Managers, upon verifying the occurrence of any of the events that results in the application of an adjustment, issue a certificate (the “Certificate of Adjustment”) which shall be notified to the Registrar and each holder of Warrants upon request, containing the following data, as applicable: (i) number of shares issued and form of payment of such shares; (ii) the amount of the Dividend Distribution; (iii) the number of Underlying Bonus Shares that each Warrant entitles to subscribe for before and after making the relevant adjustment; (iv) the Exercise Price in effect before and after the relevant adjustment; (v) the number of Underlying Shares that each Warrant entitles to subscribe for before and after making the relevant adjustment and the respective Subscription Price and its respective adjustments; (vi) the number of corresponding Reorganization Shares and/or Reorganization Warrants and their related price; (vii) weighted average listing price of the Company’s shares during the 30 trading days preceding the occurrence of any of the events that result in the application of adjustments; (viii) the description of the mechanism and the equations or calculations made to arrive at the figures and amounts indicated; and (ix) any information required in order to make, under the terms of this Article, the adjustments herein contemplated, such as the notice to the Registrar in case of adjustments to the Exercise Price, change in the number, expiration and/or exercise of Warrants, etc.

Section 7.10. Applicability of Adjustments. The above mentioned adjustments shall apply and the Warrants shall entitle to subscribe for the relevant Underlying Shares, notwithstanding the fact that the relevant shareholders’ meetings resolve to limit, under the terms of Section 197 of the Companies Law, the preemptive right for the subscription of any shares resolved to be issued.

Section 7.11. Validity of Adjustments. The adjustments set forth in this Article shall be deemed made and incorporated by operation of law to the Warrants without need of any express representation by the Company or the holders of Warrants or to change the terms hereof, notwithstanding the issuance or not of the respective Certificates of Adjustment.

Section 7.12. Fractional Shares. The Company shall not issue fractional shares or fractional share certificates upon exercise of the Warrants. In lieu of any fractional share to which the holder of Warrants would be otherwise entitled, the Company shall make a cash payment equivalent to the Exercise Price in effect upon exercising the Warrants, multiplied by that fraction.

ARTICLE EIGHT
REGISTER OF WARRANTS

Section 8.1. Application for Public Offering. At any time after all the Warrants shall have vested, the holders of Warrants representing more than fifty percent (50%) of the Warrants issued may require the Company to file an application before the Argentine Securities Commission and the Buenos Aires Stock Exchange and/or any applicable authorities and stock exchanges in the jurisdictions in which the Company’s shares are listed, for authorization for the public offering and listing of the Warrants, respectively.

ARTICLE NINE
COMPANY’S REPRESENTATIONS AND WARRANTIES

Section 9.1. Representations and Warranties relating to the Underlying Shares. The Company represents and warrants to the Manager and the future holders of Warrants that: (i) the issuance of the Underlying Shares has been duly approved by the Ordinary and Extraordinary Shareholders’ Meeting and the Argentine Securities Commission has authorized their public offering in accordance with the provisions of the Public Offering Law; (ii) the listing of the Underlying Shares has been approved by the Buenos Aires Stock Exchange; (iii) no further authorizations or consents shall be required in order to issue in the name of the holders of Warrants the number of Underlying Shares required by them upon exercise of the Warrants; (iv) the Ordinary and Extraordinary Shareholders’ Meeting has limited the current shareholders’ preemptive subscription rights for the subscription of the Shares; (v) except for the Warrants, as of the date hereof the Company has not issued any warrants, negotiable obligations, convertible debentures or any other kind of securities convertible into shares of the Company.

Section 9.2. Representations and Warranties relating to the Company. The Company represents and warrants to the Manager and the future holders of Warrants that as of the date hereof: (i) it is not unable to discharge its liabilities in general as they become due (estado de cesación de pagos) or prevented from paying its debts; (ii) it has been authorized by the Argentine Securities Commission to offer its shares to the public and its shares are listed on the Buenos Aires Stock Exchange; and (iii) its stock capital has been fully paid.

ARTICLE TEN
TRANSFER OF WARRANTS

Section 10.1. Transferability. The Warrants may be transferred subject to the provisions contained in this Section.

Section 10.2. Transfer of Non-Vested Warrants. A) Transfers to New Managers: The Manager’s Warrants that are not Vested Warrants may only be transferred to New Managers or between the Managers and New Managers and/or the Affiliates of any of them, the management personnel of the Company and its Affiliates and external advisers to the Company and its Controlled Companies (the “Assignees of Non-Vested Warrants”), provided that the Assignees of Non-Vested Warrants may only be beneficiaries of up to twenty percent (20%) of all the Manager’s Warrants that are not Vested Warrants. The twenty percent (20%) limitation set forth above does not apply to artificial persons that are wholly controlled by the Manager.

B) Transfers to Charitable and Philanthropic Institutions: The Manager may transfer any Manager’s Warrants that are not Vested Warrants to charitable and philanthropic institutions, as set forth in Section 6.1. of the Opportunities Assignment Agreement, up to a maximum amount equivalent to twenty-five percent (25%) of all the Warrants that are not Vested Warrants.

Section 10.3. Transfers of Vested Warrants. The Vested Warrants shall be freely transferable.

Section 10.4. Enforceability of Transfers of Warrants. The transfer of and/or any rights or encumbrances set up on the Warrants shall be enforceable vis-à-vis the Company and shall be effective against the Company and third parties only as from their registration in the Register of Warrants, to which effect a notice shall be sent to the Registrar with copy to the Company. In the case set forth in Section 3.4 “D)”, the notice shall be made to the Company by the assignor and assignee acting jointly.

Section 10.5. Manager’s Death, Absence or Disability. The Manager’s death, Absence or permanent disability before the respective Vesting Dates of the Manager’s Warrants shall not result in their expiration. The Manager’s Warrants that are not Vested Warrants as of the date of death, Absence or disability shall be automatically reallocated among the other Managers in proportion to their respective interests in the total number of Warrants, and shall be exercisable by them always provided that on the respective Vesting Date or before such date upon the occurrence of one or more Acceleration Events, subject to the provisions of Section 6.3. , the conditions precedent set forth in Section 6.1. have been met.

ARTICLE ELEVEN
MISCELLANEOUS

Section 11.1. Notices. A) Form of Notices and Domiciles: Any notices sent under this Agreement shall be made in writing and delivered in person, sent by recognized courier service or delivered by facsimile followed by a copy sent by courier to the recipient to the following address:

If to the Company: Bouchard 680, 14th Floor, City of Buenos Aires.

If to the Manager: Bouchard 547, 26th Floor, City of Buenos Aires.

If to the holders of Warrants: to the domicile specified upon giving notice of the transfer of Warrants.

B) Information: Copies of the notices sent by the Parties shall be made available to the Company’s Board of Directors and Supervisory Committee.

C) Change: The above mentioned domiciles may be changed only upon prior written notice sent to the other Party specifying the new domicile.

Section 11.2. Successors and Assigns. Unless otherwise set forth, the Agreement shall be binding on and inure to the benefit of the Company and the holders of Warrants, and shall be enforceable by each of them.

Section 11.3. Governing Law and Jurisdiction. A) Governing Law: The Agreement shall be governed by the laws of the Republic of Argentina.

B) Jurisdiction: Any dispute arising from the execution, interpretation or performance of the Agreement shall be settled by the Arbitration Court of the Buenos Aires Stock Exchange, in accordance with the rules applicable to arbitration of law.

In witness whereof, 2 identical counterparts are executed to a single effect in the City of Buenos Aires, on April 16, 2009.

By Pampa Energía S.A.	By Damian Miguel Mindlin

Signature: /s/ Diego Martín Salaverri
Name: Diego Martín Salaverri	Signature: /s/ Damian Miguel Mindlin
Title: Attorney in fact

Exhibit I

EXERCISE NOTICE OF WARRANTS

[PLACE AND DATE]

Messrs.

Board Chairman of Pampa Energía S.A.
    Bouchard 680, 14th Floor, City of Buenos Aires
    Mr. [ ]

c.c.
[Copy of this notice to Pampa Energía S.A. shall be required only in case it does not keep the Register of Warrants]

In my capacity as holder of [ ] Warrants Series [ ] issued by Pampa Energía S.A. (hereinafter, the “Company”), as it arises from the ownership certificate issued by [Registrar’s name] attached hereto, this is to notify you, under the terms of Section 4.4. “A)” of the Warrant Agreement dated September 27, 2006 executed between the Company and the Manager, of my irrevocable intention to exercise [ ] Warrants in order to subscribe for an aggregate number of [ ] [Shares / Underlying Bonus Shares] of the Company.

As it arises from the attached ownership certificate, the total subscription price of the [Shares / Underlying Bonus Shares] in respect of which the Warrants are exercised is equal to US$ [ ].

Therefore, I request that once the payment of the above mentioned subscription price is credited: (i) the price of the relevant fractional shares be paid in cash; and (ii) the above mentioned shares be issued in the name of:

Name: ___________________

Domicile: _________________

CUIT / CUIL: ______________

Signature: _____________________

[THE SIGNATURE SHALL BE AUTHENTICATED BY A NOTARY PUBLIC OR BANK]